Exhibit 10(hh)

                          EXECUTIVE SEVERANCE AGREEMENT



         THIS AGREEMENT, dated as of ____________, is made and entered into between Coeur d' Alene Mines Corporation (the "Company") and ____(the
"Executive") and is made in light of the following circumstances:

     A. The Company recognizes the valuable services that the Executive has rendered and desires to be assured that the Executive will continue his or her active participation in the management and business of the Company; and

     B. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders, and the Company recognizes the existence and continued likely existence of possible change in control of the Company, as defined below, causing uncertainty among management and resulting in the possible departure or distraction of members of management to the detriment of the Company and its shareholders; and

     C. The Executive is willing to continue to serve the Company, but desires assurance that in the event of any such change in control of the Company, he will be protected against the financial impact of an unexpected termination.

     NOW, THEREFORE, the Company agrees that the severance benefits described below will be provided, subject to the terms and conditions set forth below, to the Executive in the event the employment of the Executive with the Company or its subsidiaries is terminated subsequent to a change in control of the Company, as defined below, under the circumstances described below:

1. Company's Right to Terminate. During the Term of Agreement, as defined below, the Executive agrees, so long as he continues to be employed as an officer of the Company or any of its subsidiaries, to continue to perform his regular duties as such officer of the Company or such other officer position to which the Executive may be assigned. Not withstanding the foregoing, the Company may terminate the employment of the Executive at any time, subject to providing the benefits hereinafter specified in accordance with the terms hereto and subject to all terms and conditions of any other written agreement with the Company.

2. Effective Date. The "Effective Date" shall be the date of this Agreement as above set forth.

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3. Term of Agreement. This Agreement shall have a termination of _______________
and shall continue from year to year thereafter until terminated at the end of any year by written notice from the Company to you, unless a change in control of the Company, as defined below, shall have occurred prior to that date, in which event it shall continue in effect during the two (2) year period immediately following such change in control as provided herein.

4. Change of Control. No benefits shall be payable hereunder unless there shall have occurred a change in control of the company, as defined below, and the employment of the Executive by the company shall have been thereafter terminated in the manner described in section 5 thereof. For purpose of this Agreement, a change in control of the Company ("Change in Control") shall mean and be determined to have occurred if (a) any organization, group or person ("Person") (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended)(the "Exchange Act") is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company; or (b) during any two-year period, a majority of the members of the Board serving at the Effective Date of this Agreement is replaced by directors who are not nominated and approved by the Board; or (c) a majority of the members of the Board is represented by, appointed by or affiliated with any Person whom the Board has determined is seeking to effect a Change in Control of the Company; or (d) the Company shall be combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will or has occurred.

5. Termination Following Change in Control. If a Change in Control shall have occurred, the Executive shall be entitled to the benefits provided in Section 6 hereof upon the subsequent involuntary termination, whether actual or constructive, as defined below, of the employment of the Executive within the two (2) year period immediately following such Change in Control, for any reason other than termination for cause, disability, death, normal retirement or early retirement. For the purposes of this section:

     (a) "Constructive Involuntary Termination" shall mean voluntary termination of employment by the Executive as a result of a significant change in the duties, responsibilities, reporting relationship, job description, compensation, perquisites, office or location of employment of Executive without the written consent of the Executive.

     (b) "Cause" shall mean termination of employment on account of (i) fraud, misrepresentation, theft or embezzlement, (ii) intentional violation of laws involving moral turpitude or which is materially injurious to the Company, (iii)


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     willful and continued failure by the Executive substantially to perform his or her duties with the Company or its subsidiaries (other than failure resulting from the Executive's incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the President or the Chairman of the Board of the Company, which demand specifically identifies the manner in which the Executive has not substantially performed his or her duties.

     (c) "Disability" shall mean inability or incapacity, due to physical or mental illness, of the Executive to perform his or her duties with the company for a period of three continuous months.

     (d) Any termination of the employment of the Executive by the Company shall be communicated by a written notice of termination addressed to the Executive and any termination of the employment of the Executive by the Executive, except by death, shall be communicated by a written notice of termination addressed to the President or Chairman of the Board of the Company. The notice of termination shall specify the date of termination ("Date of Termination") and the characterization of the termination.

6. Benefits Upon Termination. If the Executive's employment by the company shall be terminated as provided in Section 5 hereof, other than for cause, disability or death, the Executive shall be entitled to the benefits provided below:

     (a) Base Salary and Bonuses. The Company shall continue to compensate the Executive at his or her full annual base salary at the rate in effect immediately prior to the termination of the employment of the Executive, and to pay short-term and long-term bonuses at target levels pursuant to the Company's 1989 Annual Incentive Plan and 1989 Long-Term Performance Plan, for the period of two (2) years following actual involuntary termination or Constructive Involuntary Termination, if such termination occurs during the period in which this Agreement is in effect (the "Salary Continuance Period"). Benefits paid in accordance with this Subsection 6(a) shall not be reduced in the event the Executive is employed elsewhere during this time period, or by reason of death or disability.

     (b) Medical and Dental Benefits; Long-term Disability Benefits. The Company shall maintain in full force and effect from the Date of Termination through the end of the Salary Continuance Period, all medical and dental benefits and all long term disability benefits in which the Executive was entitled to participate immediately prior to the Date of Termination, to the same extent as if the Executive had continued to be an employee of the Company during the Salary Continuance Period, provided that such continued participation is feasible


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     under the general terms and provisions of such plans and programs. To the extent such continued participation is not feasible, the Company shall arrange to provide the Executive with substantially the same benefits as those to which he or she would have been entitled to receive under such plans and programs. All such medical and dental benefits shall be subject to the group health plan continuation coverage requirements as provided in
     Section 162(d) of the Internal revenue Code of 1986, as amended (The "Code"). All such medical and dental benefits shall be discontinued upon employment by the Executive with another company and the commencement of coverage of the Executive pursuant to a long-term disability plan of such new employer.

     (c) Stock Options. In the event of a Change in Control, all outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance shares granted by the Company to the Executive under the Company's 1989 Long-Term Performance Plan shall become immediately exercisable in full and otherwise vest 100% in accordance with the subject to the provisions under Section 13 of such Long-Term Performance Plan.

     (d) Retirement Benefits.

          (1) Defined Contribution Plans. The Company shall not use the provisions of any defined contribution plan to deny a lump sum option to the Executive unless this occurs under uniform treatment applicable to all plan participants.

          (2) Defined Benefit Plan. The Executive shall be entitled to continued credit for years of service under the defined benefit plan of the Company from the date of Termination through the Salary Continuance Period, and any compensation paid to the Executive pursuant to subsection 6(a) above shall be treated as salary compensation for purposes of such plan. to the extent that such augmentation of the defined benefit plan is not possible under such plan, the Company shall pay the Executive an amount equal to the present value of such augmentation, or arrange to provide the Executive with substantially the same benefit.

     (e) Certain Executive Reimbursement. The Company shall pay the Executive an amount necessary to reimburse the Executive for all legal fees and expenses incurred by the Executive as a result of the Change in Control of the company and such termination of employment, including any fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, that


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     the Company shall be obliged only to pay amounts necessary to reimburse the
     Executive for legal fees and expense incurred by the Executive with respect to any claim or claims made by him as to which he shall substantially prevail in litigation relating thereto against the Company.

     The payment provided for in subsection 6(a) hereof shall be subject to applicable payroll or other tax required to be withheld by the Company. Payments to the Executive hereunder shall be considered severance pay in consideration of past service and his or her continued service after the date of this Agreement. The payment provided for in subsection 6(d)(1) hereof shall be made to the Executive within five (5) business days after he Date of Termination. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, and expect as provided in subsection 6(b) above, the amount of any payment provided for in this Section 6 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise.

7. Limitation on Payments. If the severance payments provided for under this Agreement, either alone or together with other payments which the Executive would have the right to receive from the Company, would constitute a "parachute payment," as defined in Section 280G(a) of the Code as in effect at the time of payment, such payment shall be reduced to the largest amount as will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction by Company pursuant to Section 280G of the Code. The determination of the amount of any reduction under this section, and the plan and payment to which such reductions shall apply, shall be made in good faith by the Executive and such determination shall be binding on the Company.

8. Successor; Binding Agreement

(a) The Company will require any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) This Agreement shall insure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the


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terms of this Agreement to the devisee, legatee or other designee or, if there be no such designee, to the estate of the Executive.

9. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed:

if to the Company: Secretary
                       Coeur d' Alene Mines Corporation
                       505 Front Avenue
                       Coeur d' Alene, ID 83814

if to the Executive:



or to such other address as either party may have furnished to the other in writing in accordance herewith except the notice of change of address shall be effective only upon receipt.

10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and on behalf of the Company by the President, the chairman of the Board or such other officer as may be specifically designated by the Board. No waiver by either party there of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall not supersede or in any way limit the rights, duties or obligations the Executive may have under any other written agreement with the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Idaho.

11. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Coeur d' Alene, Idaho in


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accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first-above written.



THE COMPANY                             COEUR D' ALENE MINES CORPORATION
                                        --------------------------------
                                        Dennis E. Wheeler
                                        Chairman, CEO & President


THE EXECUTIVE                           ________________________________



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